Exhibit 99.1

TO BUSINESS, TRANSPORTATION AND TRAVEL EDITORS:

Frontier Airlines Executive Vice President and Chief Financial Officer to Step
                         Down Effective March 21, 2008

    DENVER, Feb. 18 /PRNewswire-FirstCall/ -- Frontier Airlines Holdings, Inc. (Nasdaq: FRNT) today announced that its Executive Vice President and Chief Financial Officer, Paul Tate, will resign to accept a new position outside of the commercial airline industry. Tate has been Frontier's Executive Vice President and CFO since September, 2001. Tate's resignation will become effective on March 21, 2008. Frontier's executive management and its Board of Directors has already commenced a search for his successor.

    "Paul has been the guardian of our finances for almost seven years now, and he has guided us through what have arguably been some of our toughest financial times," said Frontier's President and CEO, Sean Menke. "On behalf of all of the employees of Frontier, and the leadership team that has had the pleasure of working with Paul on a daily basis, we thank him for his guidance, foresight and business acumen and we wish him the best of luck in his new endeavor."

    About Frontier Airlines Holdings, Inc.
    Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 14th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing approximately 6,000 aviation professionals. With 61 aircraft and one of the youngest Airbus fleets in North America, Frontier offers 24 channels of DIRECTV(R) service in every seatback along with a comfortable all coach configuration. In conjunction with its regional jet fleet, operated by Republic Airlines, and a fleet of ten Bombardier Q-400 aircraft operated by Lynx Aviation (a subsidiary of Frontier Airlines Holdings, Inc.), Frontier offers routes linking its Denver hub to 63 destinations, including 53 U.S. cities in 32 states spanning the nation from coast to coast; six cities in Mexico; two cities in Canada and one in Costa Rica. In November 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares, aboard two of the youngest fleets in the industry. For more in-depth information on Frontier Airlines, please visit its Web site at FrontierAirlines.com.

    Legal Notice Regarding Forward-Looking Statements
    Statements contained in this press release that are not historical facts, including certain statements by Messrs. Potter and Addoms regarding future expectations for the Company, may be considered forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Many of these risks and uncertainties cannot be predicted with accuracy and some might not even be anticipated. These risks and uncertainties are not exclusive, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding these and other factors may be contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2007. The Company's filings are available from the Securities and Exchange Commission or may be obtained through the Company's website, http://www.frontierairlines.com/.

SOURCE  Frontier Airlines Holdings, Inc.
    -0-                             02/18/2008
    /CONTACT: Joe Hodas of Frontier Airlines, +1-720-374-4504, jhodas@flyfrontier.com/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.frontierairlines.com /
    (FRNT)